Exhibit 99.2
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	March 16, 2006
Company:	CFBank 2923 Smith Road Fairlawn, Ohio 44333
Contact:	Mark S. Allio Chairman, President and CEO
Phone:	330.576.1334	Fax:	330.666.7959
CFBank announces Hurricane Housing Grants Available
Hurricane evacuees seeking to buy homes in Ohio can qualify for grants of $20,000 to help with their purchase, through the efforts of CFBank and the Federal Home Loan Bank of Cincinnati.
“We know that a number of people who were put out of their homes by Hurricane Katrina made their way to Ohio,” said Mark S. Allio, Chairman and CEO, CFBank. “If they decide to stay here permanently, we can help with that transition by connecting them with the FHLBank grants.”
To help hurricane evacuees find permanent housing, The Federal Home Loan Bank of Cincinnati established a fund to provide grants to home buyers to help with their relocation. The two-year, $15 million “New Neighbors” program was created by the FHLBank’s board of directors, in the wake of Hurricane Katrina’s devastation in Louisiana and Mississippi. Households displace by hurricanes Rita and Wilma are also eligible.
The New Neighbors fund provides grants of $20,000 to home buyers. The program has few restrictions for home buyers:
■	The maximum purchase price can be no more than $175,000.

■	Evacuees must be designated by FEMA as eligible for housing assistance.

■	The grants do not have to be paid back if the home buyers stay in their new homes for five years. If they sell or refinance their homes within five years, a pro-rated portion of the grant must be repaid.
“Thousands of families lost everything in the hurricanes, and the help that we can provide in putting those families into good housing can help them rebuild their lives,” said David Hehman, president of the FHLBank. “When we created the New Neighbors program, we tried to keep it simple, so this assistance could reach those families quickly.”
Many evacuees, however, may not be aware of the aid available to them, said Mr. Allio. “Because they’ve lost so much, these hurricane victims may not believe they could buy a home so soon after the disaster,” he said. “We can work with them, if they had good credit before the hurricane and can demonstrate a capacity to pay their bills today. The New Neighbors grants can make a big difference in helping these folks get back into homes.”

For more information, contact CFBank: Mark Allio at 330-576-1334 or Tim O’Brien, Sr. Vice President, Mortgage Operations at 330-572-0236.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and residential mortgage loan origination offices in Akron and Columbus, Ohio. Additional information is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.